     As filed with the Securities and Exchange Commission on October 19, 2001
                                                 Registration No. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          NOTIFY TECHNOLOGY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               California                                77-0382248
    (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                Identification Number)

                        1054 S. De Anza Blvd., Suite 105
                           San Jose, California 95129
                                 (408) 777-7920
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            _______________________


                                 Paul F. DePond
             Chairman of the Board of Directors, President and Chief
                                Executive Officer
                          Notify Technology Corporation
                        1054 S. De Anza Blvd., Suite 105
                           San Jose, California 95129
                                 (408) 777-7920
 (Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                            ________________________

                                   Copies to:
                           HENRY P. MASSEY, JR., ESQ.
                             PETER H. HEINECKE, ESQ.
                           MICHAEL A. DE ANGELIS, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                            Palo Alto, Ca 94304-1050
                                 (650) 493-9300
                             ______________________

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]
                            ________________________

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================

                                                       Proposed               Proposed

 Title of Securities to      Amount to be          Maximum Offering       Maximum Aggregate        Amount of

     be Registered            Registered            Price Per Share        Offering Price       Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock                   8,132,820(1)             $0.49(2)             $3,985,082                $997
------------------------------------------------------------------------------------------------------------------------

========================================================================================================================

(1) The 8,132,820 shares being registered include 5,010,000 shares of common stock issuable upon the conversion of the Registrant's outstanding Series A preferred stock and 3,122,820 shares of common stock underlying outstanding options and warrants. In addition to the 8,132,820 shares set forth in the table above, this Registration Statement also covers such indeterminate number of additional shares as may be held or acquired upon exercise of warrants and options as a result of any future stock splits, stock dividends or similar transactions covered by Rule 416, promulgated under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock on October 12, 2001, as reported by the Nasdaq SmallCap Market.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.
================================================================================

PROSPECTUS

                                8,132,820 Shares

                          NOTIFY TECHNOLOGY CORPORATION
                                ________________

                                  Common Stock

                                ($.001 par value)
                                ________________


     This prospectus relates to 8,132,820 shares of our common stock which may be sold from time to time by the selling shareholders named herein, or their transferees, pledgees, donees or successors. These shares include

     . 5,010,000 shares that are issuable upon conversion of our Series A preferred stock;

     . 1,871,651 shares that are issuable upon exercise of outstanding warrants;

     . 926,780 shares that are issuable upon conversion of our Series A preferred stock that underlies outstanding options; and

     . 324,389 shares that are issuable upon exercise of warrants that underly outstanding options.

     The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The shareholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 16. We cannot assure you that the selling shareholders will sell all or any portion of the common stock offered hereby.

     We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "NTFY."

     We are a California corporation formed in August 1994. Our principal executive offices are located at 1054 S. DeAnza Blvd., San Jose, California and our telephone number is (408) 777-7920.

     BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is October 19, 2001

                                TABLE OF CONTENTS

RISK FACTORS ................................................................    3

USE OF PROCEEDS .............................................................   12

SELLING SECURITY HOLDERS ....................................................   12

PLAN OF DISTRIBUTION ........................................................   15

LEGAL OPINIONS ..............................................................   18

WHERE YOU CAN FIND MORE INFORMATION .........................................   18

COMMISSION POSITION ON INDEMNIFICATION ......................................   19


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

THE COMMON STOCK IS NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

                           FORWARD-LOOKING STATEMENTS

     WE MAKE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS THAT MAY NOT PROVE TO BE ACCURATE

     This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. These forward-looking statements are largely based on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in "Risk Factors," describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will, in fact, transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                  RISK FACTORS

     We operate in a dynamic and rapidly changing business environment that involves numerous risks and uncertainties. The following section lists some, but not all, of these risks and uncertainties which may have a material adverse effect on our business, financial condition or results of operations.

We Have a Limited Operating History and a History of Losses, Moreover, We May Never Be Profitable

     We commenced operations in August 1994 and through January 1996 were engaged primarily in research and development. Most of the products developed during this period have matured and currently have limited sales. We entered a new development period in January 2000 to develop software applications for the two-way wireless data market. Accordingly, we have a limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. For the fiscal years ended September 30, 1999, 1998 and 1997, we incurred net losses of $3,123,284, $2,617,561 and $1,382,910, respectively. We incurred a net loss of $3,526,452 for fiscal 2000 and as of June 30, 2001, we had an accumulated deficit of $15,269,095. We incurred a net loss of $2,535,608 for the nine-month period ended June 30, 2001 and expect to incur further operating losses in future quarters and years. We also expect to incur further operating losses in future quarters and years until such time, if ever, as there is a substantial increase in orders for our products and product sales generating sufficient revenue to fund our continuing operations. There can be no assurance that sales of our products will ever generate significant revenue, that we will ever generate positive cash flow from our operations or that we will attain or thereafter sustain profitability in any future period.

If We Are Unable To Market Our Wireless Software Products And Achieve Industry Acceptance Quickly, We Could Lose Existing And Potential Customers And Our Sales Would Decrease.

     Due to market changes in the telephone communications industry, including telephone company mergers and re-organizations, we have changed our product emphasis away from telephony adjunct services towards wireless software products. We need to develop and market our new wireless software products on a timely basis to keep pace with technological developments, emerging industry standards, and the growing needs of our sophisticated customers. We intend to extend the offerings under our product family primarily through our NotifyLink product line. However, we may experience difficulties in marketing these new products, and our inability to timely and cost-effectively introduce them and future enhancements, or the failure of these new products or enhancements to achieve market acceptance, could seriously harm our business. Life cycles of wireless software products are difficult to predict, because the market for such products is new and evolving and characterized by rapid technological change, frequent enhancements to existing products and new product introductions, changing customer needs and evolving industry standards. The introduction of competing products that employ new technologies and emerging industry standards could render our products and services obsolete and unmarketable or shorten the life cycles of our products and services. The emergence of new industry standards might require us to redesign our products. If our products are not in compliance with industry standards that become widespread, our customers and potential customers may not purchase our products.


If the Market for Wireless Data Communications Devices Does Not Grow, We May Not Successfully Sell Our NotifyLink Products

     The overall market for wireless data communications devices has experienced significant growth in recent years. The success of our NotifyLink Internet Edition and Standard Edition products depends upon this growth. There can be no assurance that the market for wireless software products will continue to grow, that firms within the industry will adopt our software products for integration with their wireless data communications solutions, or that we will be successful in independently establishing product markets for our wireless software products. In addition, if a number of ReFlex carriers should go out of business, we would have more difficulty selling our NotifyLink products to the fewer remaining ReFlex carriers. If the various markets in which our software products compete fail to grow, or grow more slowly than we currently anticipate, or if we were unable to establish product markets for our new software products, our business, results of operation and financial condition would be materially adversely affected.

Our Quarterly Operating Results May Vary

     We anticipate that we will experience significant fluctuations in our operating results in the future. Fluctuations in operating results may cause the price of our common stock, Units and Class A warrants to be volatile. Operating results may vary as a result of many factors, including the following:

 .   our level of research and development;

 .   our sales and marketing activities;

 .   announcements by us or our competitors;

 .   size and timing of orders from customers;

 .   new product introductions by us or our competitors; and

 .   price erosion.

     Each of the above factors is difficult to control and forecast. Thus, they could have a material adverse effect on our business, financial condition and results of operations.

     Notwithstanding the difficulty in forecasting future sales, we generally must undertake research and development and sales and marketing activities and other commitments months or years in advance. Accordingly, any shortfall in product revenues in a given quarter may materially adversely affect our financial condition and results of operations because we are unable to adjust expenses during the quarter to match the level of product revenues, if any, for the quarter. Due to these and other factors, we believe that quarter to quarter comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of the future performance.

Our Products May Not Be Accepted

     We sold our first Centrex Receptionist in March 1998, the first Call Manager product in April 1999 and announced the first sales of our new Visual Got Mail products into trial programs in November 1999. We also announced the launch of our new NotifyLink web based service in November 2000. To date, we have received only limited revenue from the sale of these products. While we believe that our wireless products are commercially viable, developing products for the consumer and business marketplaces is inherently difficult and uncertain. We do not believe our sales to date are sufficient to determine whether or not there is meaningful consumer or business demand for our products.

     We intend to devote significant resources to sales and marketing efforts and to promote consumer and business interest in our products. There can be no assurance that such efforts will be successful or that significant market demand for our products will ever develop.

If Use of the Internet Does Not Grow, We Will Not Be Able to Successfully Sell Our NotifyLink Products

     Increased sales of our NotifyLink products and services will depend upon the expansion of the Internet as a leading platform for communication and commerce. Usage of the Internet may be inhibited for a number of reasons. The Internet infrastructure may not be able to support the demands placed on it by continued growth and may lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. In addition, concern about the transmission of confidential information over the Internet has been a significant barrier to electronic communications and commerce. Any well-publicized compromise of security could deter more people from using the Internet to transmit confidential information or conduct commercial transactions. The possibility that federal, state, local or foreign governments may adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet or may seek to tax Internet commerce could significantly reduce the use of the Internet. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for our NotifyLink products and services may be adversely affected.

We May Be Unable to Generate the Capital Necessary to Support Our Planned Level of Research and Development Activities or to Manufacture and Market Our Products; Consequently, Our Business May Fail

     At June 30, 2001, we had an accumulated deficit of $15.3 million and incurred a net loss of $3.5 million and $2.5 million for the year ended September 30, 2000 and the nine-month period ended June 30, 2001, respectively. Our recently developed products will need to attain favorable market acceptance in order for us to be able to continue our research and development activities and to fund operating expenses at current levels. However, because our NotifyLink wireless product line has not provided significant contributions to our revenues to date, the success of our business operations will depend upon our ability to obtain further financing until such time, if ever, as there is favorable market acceptance for our new wireless software products. Obtaining additional financing will be subject to a number of factors including market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, results of operations, and prospects, resulting in a possible failure of our business.

We Depend on a Limited Number of Potential Customers and Need to Develop Marketing Channels

     Currently, we have entered into agreements with three wireless carriers and one two-way wireless device manufacturer for the sale of our NotifyLink products and services. We have no direct sales force to sell our NotifyLink products and services to eventual users and we rely entirely upon our four customers to resell our NotifyLink products and services to users. In addition, we have granted Motorola the exclusive right to resell the editions of our NotifyLink software which are compatible with Motorola's current two paging devices to wireless carriers other than WebLink Wireless and PageNet Canada. To date, we have received only limited revenue from our three NotifyLink customers, and we will receive revenue from these customers only to the extent that they successfully resell our products and services to users. In particular, we are dependent on Motorola's willingness to promote the sales of our products through the major wireless carriers. The success of our NotifyLink Internet Edition web based product will be dependent on our ability to sell it to, or in conjunction with, the seven largest two-way wireless carriers. Our NotifyLink desktop software will be largely dependent on establishing a relationship with large two-way wireless device manufacturers. There can be assurance that we will ever sell our NotifyLink products and services to additional two-way wireless carriers or two-way wireless device manufacturers or that we will ever receive any revenue from our existing customers

     We believe that we can sell only limited quantities of our Call Manager and Centrex Receptionist product in the future. To date, we have sold our wireline products to five Regional Bell Operating Companies, or RBOCs, and twelve Local Exchange Carriers, or LECs. It took us substantially longer than we originally anticipated to qualify our wireline products and develop some of these marketing relationships necessary to make these sales. We have experienced a significantly reduced market for our Call Manager products and our Centrex Receptionist product is selling at a reduced level and we do not anticipate a significant increase in Centrex Receptionist sales in future quarters. If we fail to develop significantly enhanced relationships with the RBOCs and LECs, our business and operating results would be materially adversely affected.

     We also intend to develop other distribution channels for our products, including certain wireless device manufacturers and national wireless carriers and potential development of Internet service provider channels. Our management will need to expend time and effort to develop these channels. Because our marketing efforts have been largely focused on developing relationships with RBOCs and LECs, our management has had only limited experience in selling our products through these channels. We may not be able to implement this marketing and distribution program to expand our distribution channels and any marketing efforts undertaken by or on behalf of us may not be successful.

Our Products May Suffer from Defects

     Some of our products will consist of software and service related to our wireless NotifyLink product line. Our NotifyLink products incorporate a mix of new and proven technology that has been tested extensively but may still contain undetected design flaws. A failure by us to detect and prevent a design flaw or a widespread product defect could materially adversely affect the sales of the affected product and our other products and materially adversely affect our business, financial condition and operating results.

We Face Significant Competition

     We believe the market for our products is highly competitive and that competition is likely to intensify. In the market for wireless e-mail notification and management software, we indirectly compete with Research In Motion Limited and Infowave Software, Inc. In the Caller-ID market, we compete directly with TT Systems, Aastra Telecom of Canada and Thompson Consumer Inc. Finally, our Visual GotMail technology indirectly competes with several companies, including Landel Telecom and CIDCO Incorporated. Some of these companies have greater financial, technical and marketing resources than we do. In addition, there are several companies with substantially greater technical, financial and marketing resources than we do that could produce competing products. These companies include telephone equipment manufacturers such as Northern Telecom, Inc. and Lucent Technologies, Inc. We expect that to the extent that the market for our products develops, competition will intensify and new competitors will enter the market. We may not be able to compete successfully against existing and new competitors as the market for our products evolves and the level of competition increases. A failure to compete successfully against existing and new competitors would materially adversely affect our business and results of operations.

Our Securities May be Delisted From the Nasdaq Stock Market.

     If we do not continue to meet the minimum listing requirements of the Nasdaq SmallCap Market, our Units, common stock and Class A warrants may be delisted from that market. To maintain our listing we must have:


     1. either at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or net income of at least $500,000 in the latest fiscal year or two of the last three fiscal years;
     2.  at least 500,000 shares in the public float valued at $1,000,000 or more;
     3.  a minimum common stock bid price of $1.00;
     4.  at least two active market makers; and
                                            ---
     5.  at least 300 holders of our common stock.

     For the period from September 30, 2000 through June 30, 2001, our net tangible assets fell below $2,000,000. While our net tangible assets rose above $2,000,000 after we completed a private placement of Series A Preferred Stock and warrants in July 2001 for net proceeds of approximately $4,509,000, there can be no assurance that we will be able to maintain net tangible assets in excess of $2,000,000 or comply with all other Nasdaq listing requirements in the future.

     For a period from August 24, 2001 until the date of this prospectus, our common stock bid price fell below $1.00. There can be no assurance that the bid price on our common stock will increase to at least $1.00 or that we will be able to maintain the minimum bid price requirement on our common stock in the future.

     If our securities were delisted from the Nasdaq SmallCap Market, trading, if any, in our Units, common stock and Class A warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or on the National Association of Security Dealers, Inc.'s "Electronic Bulletin Board." As a result, the number of our securities which could be bought or sold would likely be reduced, transactions in our securities might be delayed and the prices for our securities might be lower than otherwise would be attained.

We Depend on Key Executives

     Our potential for success depends significantly on key management employees, including our Chairman, President and Chief Executive Officer, Mr. Paul F. DePond, our Vice President of Operations, Gaylan Larson and our Chief Financial Officer, Gerald W. Rice. We have entered into employment agreements with Mr. DePond, Mr. Larson and Mr. Rice. The loss of their services or those of any of our other key employees would materially adversely affect us. We also believe that our future success will depend in large part on our ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. If we were unable to hire the necessary personnel, the development of new products and enhancements to current products would likely be delayed or prevented. Competition for these highly-skilled employees is intense. Therefore, there can be no assurance that we will be successful in retaining our key personnel and in attracting and retaining the personnel we require for expansion.

Our Intellectual Property May Not Be Adequately Protected and We May Infringe the Rights of Others

     We regard various features and design aspects of our products as proprietary and rely primarily on a combination of patent and trademark laws and employee and third-party nondisclosure agreements to protect our proprietary rights. We have been issued a patent covering the design of our MessageAlert products, and a patent covering the MultiSense technology used in our MessageAlert product. We have also applied for patents on our Visual Got Mail technology. We intend to continue to apply for patents, as appropriate, for our future technologies and products. There are few barriers to entry into the market for our products, and there can be no assurance that any patents we apply for will be granted or that the scope of our patents or any patents granted in the future will be broad enough to protect us against the use of similar technologies by our competitors. There can be no assurance, therefore, that any of our competitors, some of whom have far greater resources than we do, will not independently develop technologies that are substantially equivalent or superior to our technology.

     On approximately May 17, 2001, Research In Motion Limited, the maker of the "Blackberry" hand-held computer, announced that it had been issued a patent on its Blackberry single mailbox integration. Generally, the patent relates to Research In Motion's proprietary system and method of redirecting information between a host computer system, and a mobile communications device while maintaining a common electronic address between the host system and the mobile device. Research In Motion also announced that it had filed a complaint against Glenayre Technologies, Inc. for, among other items, patent and trademark infringement. Our intellectual property counsel has reviewed the patent and issued an opinion to us opining that version 4.0 of our software does not infringe on Research In Motion's patent. Nevertheless, no assurances can be given that Research In Motion will not bring an action against us for a patent infringement or similar claim, or if any such claim is brought, the eventual results thereof.

     We may be involved from time to time in litigation to determine the enforceability, scope and validity of any of our proprietary rights or of third parties asserting infringement claims against us. These claims could result in substantial cost to us and could divert our management and technical personnel away from their normal responsibilities.

We May Not Be Able to Obtain Critical Components from Our Suppliers

     Currently, we are able to obtain many key components used in our products only from single or limited sources. We do not have long term supply contracts with these or any other component vendors and purchase all of our components on a purchase order basis. Component shortages may occur and we may not be able to obtain the components we need in a timely manner and on a commercially reasonable basis. In particular, only Epson Electronics America, Inc. manufactures the microcontroller that forms the core of our Call Manager and Visual Got Mail products. From time to time, the semiconductor industry has experienced extreme supply constraints. If we were unable to obtain sufficient quantities of microcontrollers from Epson Electronics America, Inc., our business and operating results would be materially adversely affected.

     We utilize offshore manufacturers to manufacture our Call Manager products and these manufacturers may not be able to support our manufacturing requirements. If we are unable to obtain sufficient quantities of sole-source components or subassemblies, or to develop alternate sources, we could experience delays or reductions in product shipments. Each of these scenarios could materially adversely affect our business and operating results.

Our Products May Not Comply with Government Regulations and Industry Standards

     Our products must comply with a variety of regulations and standards. These include regulations and standards set by the Federal Communications Commission, Underwriters Laboratories, National Registered Testing Laboratories, and Bell Communications Research. As our business expands into international markets we will be required to comply with whatever governmental regulations and industry standards exist in those markets. In addition, the U.S. telecommunications market is evolving rapidly in part due to recently enacted laws revamping the telecommunications regulatory structure. Additional legislative or regulatory changes are possible. If we fail to comply with existing regulations and standards or to adapt to new regulations and standards, our business and operating results could be materially adversely affected.

We May Not Be Able to Manage Our Planned Growth

     We plan to expand our business operations during fiscal year 2002. This expansion could strain our limited personnel, financial, management and other resources. In order to manage our planned growth, we will need to maintain our product development program and expand our sales and marketing capabilities and personnel. In addition, we will need to adapt our financial planning, accounting systems and management structure to accommodate this growth if it occurs. Our failure to properly anticipate or manage our growth, if any, could adversely affect our business, operating results and financial condition.

Sales of Outstanding Shares May Hurt Our Stock Price

     The market price for our common stock could fall substantially if our shareholders sell large amounts of our common stock. Potential future sales of our common stock include the following:

 . 1,239,672 shares of our common stock and warrants to purchase 76,147 shares of our common stock placed in an escrow in connection with our initial public offering.

 .    The holder of an option to purchase 160,000 Units consisting of one share of common stock and one Class A warrant has demand and "piggy-back" registration rights covering our securities.

 .    We have registered for resale 1,667,395 shares of outstanding common stock and 1,247,107 shares of common stock underlying outstanding warrants that were issued in March 1999 and November 2000.

 .    Pursuant to this Form S-3 Registration Statement, 8,132,820 shares of common stock that underlies our outstanding Series A preferred stock and warrants will be registered for resale in the public market.

        Sales or the possibility of sales of our common stock in the public market may adversely affect the market price of our securities.

Exercise of Outstanding Options and Warrants May Dilute Current Shareholders

        The following options and warrants to purchase our common stock are outstanding:

 .    1,600,000 Class A warrants to purchase 1,600,000 shares of our common stock for $6.50 per share, issued in connection with our initial public offering, subject to adjustment in some circumstances;

 .    425,000 Class A warrants to purchase 425,000 shares of our common stock for
     $6.50 per share, issued in connection with our 1997 bridge financing;

 .    an option to purchase 160,000 IPO Units at a price per IPO Unit of $7.00 issued to the underwriter of our initial public offering;

 .    additional warrants as of July 1, 2001 to purchase 113,514 shares of our common stock;

 .    1,649,285 options outstanding as of July 1, 2001 under our 1997 Stock Plan, and subject to vesting requirements. 730,377 shares of our common stock are reserved for issuance under our 1997 Stock Plan;

 .    warrants as of July 1, 2001 to purchase 721,244 shares of common stock at a price of $1.00 per share held by David Brewer, who is one of our directors;

 .    warrants to purchase 188,424 shares of common stock at a price of $1.00 per share held by various investors.

 .    warrants to purchase 337,439 shares of common stock at a price of $0.01 per share issued to various prior investors as an anti-dilution adjustment to our issuance of securities in our July 2001 private placement.

 .    warrants to purchase an aggregate of 1,871,651 shares of common stock at a price per share of $1.00 issued in connection with our 2001 private placement.

 .    an option to purchase 9.2685 units at a price per unit of $100,000, each unit consisting of shares of Series A Preferred Stock convertible into an aggregate of 100,000 shares of common stock and a warrant to purchase 35,000 shares of common stock issued to the placement agent in our July 2001 private placement.

        Holders of these options and warrants may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. Moreover, while these options are outstanding, our ability to obtain financing on favorable terms may be adversely affected.

Our Stock Price May be Volatile

        The market price for our common stock may be affected by a number of factors, including the announcement of new products or product enhancements by us or our competitors, the loss of services of one or more of our executive officers or other key employees, quarterly variations in our or our competitors' results of operations, changes in earnings estimates, developments in our industry, sales of substantial numbers of shares of our common stock in the public market, general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors. In addition, stock prices for many companies in the technology sector have experienced wide fluctuations that have often been unrelated to the operating performances of these companies. These factors and fluctuations, as well as general economic, political and market conditions, such as recessions, may materially adversely affect the market price of our common stock.

Our Net Income Will Be Decreased if the Escrow Securities Are Released

        In connection with our initial public offering, many of our shareholders, including current officers, directors and employees, placed a substantial portion of our securities then held by them into an escrow account. These securities will be released from escrow if we reach pre-tax earnings targets. Upon the release from this escrow of any securities owned by our officers, directors, consultants or employees, we will be required to record compensation expense for financial reporting purposes. Accordingly, in any period in which securities are released from this escrow, we will record a substantial noncash charge to earnings that will increase our loss or reduce or eliminate earnings, if any, at that time. The amount of this charge will be equal to the aggregate market price of the securities owned by directors, officers and employees that are released from the escrow. Although the amount of compensation expense recognized by us would not affect our total shareholders' equity or cash flow, it may have a depressive effect on the market price of our securities.

California's Current Energy Crisis

        California is in the midst of an energy crisis that could disrupt the conduct of sales, marketing, research and development, finance and other operations at our headquarters facilities. In the event of an acute power shortage, California has, on some occasions, implemented, and may in the future continue to implement, rolling blackouts throughout California. We use third party hosting sites, that have emergency back-up generators, for our critical operations but we do not have sufficient back-up generating capacity or alternate sources of power to keep our headquarters in full operation in the event of a blackout. If blackouts interrupt our power supply, we would be temporarily unable to continue full operations at our headquarters. Any such interruption could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

Our Articles of Incorporation Limit the Liability of Officers and Directors and We Have Entered into Indemnification Agreements with Them

        Our Articles of Incorporation eliminate, in certain circumstances, the liability of our directors for monetary damages for breach of their fiduciary duties as directors. We have also entered into indemnification agreements with each of our directors and officers. Each of these indemnification agreements provides that we will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any civil or criminal action or administrative proceeding arising out of their performance of duties as a director or officer, other than an action instituted by the director or officer. These indemnification agreements also require that we indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each indemnification agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the indemnification agreement and to recover the expenses of such a suit if they are successful.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common stock offered under this prospectus.

                            SELLING SECURITY HOLDERS

        The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by each of the selling shareholders. The second column lists, for each selling shareholder, the number of shares of common stock held, based on its ownership of our Series A preferred shares and related warrants, that would have been issuable to the selling shareholders on September 30, 2001 assuming conversion of all of our Series A preferred stock and the exercise of all warrants held by such selling shareholders on that date, without regard to any limitations on conversions or exercise. The third and fourth columns list the number of shares of common stock that may be resold under this prospectus. The Selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution." Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after September 30, 2001 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person. After the completion of the offering, assuming all shares of common stock offered hereby are sold, no selling shareholder will hold any of our securities, except as set forth in the footnotes below.

                                                                  Common Shares Issuable            Common Shares
                                             Common Shares          upon Conversion of              Issuable Upon
                                          Beneficially Owned        Preferred Stock and        Exercise of Warrants and
    Name of Selling Shareholder            Prior to Offering     Offered by This Prospectus   Offered by This Prospectus
-----------------------------------   ------------------------- ---------------------------- ----------------------------
Comvest Venture Partners, L.P.                2,357,801                   1,659,000                      698,801

Commonwealth Associates, L.P.(1)                483,421                     358,090                      125,331

RMC Capital, LLC                              1,350,000                   1,000,000                      350,000

Carol R. Hill Spousal Trust                     202,500                     150,000                       52,500

Neal I. Goldman                                 202,500                     150,000                       52,500

Siam Partners II                                202,500                     150,000                       52,500

Tahoe Partnership                               202,500                     150,000                       52,500

Porter Partners, LP                             197,100                     146,000                       51,100

Michael Falk                                    149,204                     110,520                       38,684

                                                                   Common Shares Issuable           Common Shares
                                           Common Shares             upon Conversion of             Issuable Upon
                                         Beneficially Owned          Preferred Stock and       Exercise of Warrants and
    Name of Selling Shareholder          Prior to Offering        Offered by This Prospectus   Offered by This Prospectus
---------------------------------   -------------------------  ------------------------------ -----------------------------
David Chazen                                  135,000                        100,000                      35,000

Flynn Corporation                             135,000                        100,000                      35,000

Carl Grover                                   135,000                        100,000                      35,000

The Hoffman Family Trust                       67,500                         50,000                      17,500

Kanodia Partners LP                           135,000                        100,000                      35,000

Daniel S. Och                                 135,000                        100,000                      35,000

Mark Reichenbaum                              135,000                        100,000                      35,000

William Anthony Rice                          135,000                        100,000                      35,000

Michael And Tracy Bollag JTWROS               101,250                         75,000                      26,250

William T. McCaffrey                          101,250                         75,000                      26,250

James Nealis                                  101,250                         75,000                      26,250

Paul Silpe And Beverly Silpe (JTWROS)         101,250                         75,000                      26,250

EDJ Limited                                    98,550                         73,000                      25,550

Ben Joseph Partners                            98,550                         73,000                      25,550

DW Trustees (BVI) Ltd. FBO Rectory             67,500                         50,000                      17,500
Farm Settlement- Main Fund

Sir Richard Evans                              67,500                         50,000                      17,500

Fiduciary Management Services Limited          67,500                         50,000                      17,500

Denis Fortin                                   67,500                         50,000                      17,500

Harry Thomas Marren                            67,500                         50,000                      17,500

MRL Astor Expectancy Trust                     67,500                         50,000                      17,500

Howard Rosenbloom                              67,500                         50,000                      17,500

Ricky C. Sandler                               67,500                         50,000                      17,500

Kerry B. Skeen Revocable Trust                 67,500                         50,000                      17,500

Jonathan D. Green                              67,500                         50,000                      17,500

Harold Blue(2)                                 43,242                         32,030                      11,212

Keith Rosenbloom                               43,242                         32,030                      11,212

Carl Kleidman                                  34,590                         25,620                       8,970

Daphne Astor Grandchildren's Trust             33,750                         25,000                       8,750

Michael Astor                                  33,750                         25,000                       8,750

DW Trustees (BVI) Ltd. FBO Rectory             33,750                         25,000                       8,750
Farm Settlement-Children's Fund

William F. Kirk, Jr. & Lynn R.                 33,750                         25,000                       8,750
Kirk, JTWROS

James H. Rion                                  33,750                         25,000                       8,750

Robert S. O'Hara, Jr.                          33,750                         25,000                       8,750

Robert O'Sullivan                              25,947                         19,220                       6,727

Scott Greiper                                  25,947                         19,220                       6,727

Brian Frank                                    25,664                         19,010                       6,654

Salvatore Trupiano                             24,300                         18,000                       6,300

Inder Tallur                                   17,295                         12,810                       4,485

Joseph P. Wynne                                17,295                         12,810                       4,485

Peter Latour                                   10,936                          8,100                       2,836

Anthony J. Giardina                             8,642                          6,400                       2,242

                                                                     Common Shares Issuable           Common Shares
                                             Common Shares             upon Conversion of             Issuable Upon
                                           Beneficially Owned          Preferred Stock and       Exercise of Warrants and
       Name of Selling Shareholder         Prior to Offering        Offered by This Prospectus   Offered by This Prospectus
  ----------------------------------    -------------------------  ------------------------------ -----------------------------
  Thom Waye                                       6,481                         4,800                        1,681

  David Boris                                     4,321                         3,200                        1,121

  Tina Prountzos                                  2,700                         2,000                          700

  Beth Lipman                                     1,728                         1,280                          448

  Susan Hoffman                                     864                           640                          224

  Total:                                      8,132,820                     5,936,780                    2,196,040

(1) Commonwealth Associates, L.P. acted as our placement agent in a private financing that we completed in July 2001. Pursuant to the terms of a placement agency agreement, Commonwealth can designate two of our directors. Commonwealth Associates, L.P. designated two of our directors, Travis Lee Provow and Harold Blue.

(2) Mr. Blue is one of our directors.

                              PLAN OF DISTRIBUTION

Resales by Selling Shareholders

        We are registering the resale of the shares on behalf of the selling shareholders. The selling shareholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and Pledgees

        The term "selling shareholders" includes donees, i.e. persons who receive shares from a selling shareholder after the date of this prospectus by gift. The term also includes pledgees, i.e. persons who, upon contractual default by a selling shareholder, may seize shares which the selling shareholder pledged to such person. If a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and Commissions

        We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling shareholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of Sale Transactions

        The selling shareholders may sell the shares in one or more types of transactions (which may include block transactions):

        . on the Nasdaq Small Cap Market,

        . in the over-the-counter market,

        . in negotiated transactions,

        . through put or call option transactions,

        . through short sales, or

        . any combination of such methods of sale.

        The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have informed us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Sales to or through Broker-Dealers

         The selling shareholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of a selling shareholder, or as a principal for the broker-dealer's own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed Underwriting Compensation

         The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

         We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.


Prospectus Delivery Requirements

         Because they may be deemed underwriters, the selling shareholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the Nasdaq Small Cap Market in accordance with Rule 153 under the Securities Act. Notify has informed the selling shareholders that their sales in the market may be subject to the antimanipulative provisions of Regulation M under the Exchange Act.

State Requirements

         Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales Under Rule 144

         Selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

Distribution Arrangements with Broker-Dealers

         If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

         .  a block trade,

         .  special offering,

         .  exchange distribution or secondary distribution, or

         .  a purchase by a broker or dealer,

we will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

         The supplement will disclose:

         . the name of each such selling shareholder and of the participating broker-dealer(s),

         .  the number of shares involved,

         .  the price at which such shares were sold,

         . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         . that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

         .  any other facts material to the transaction.

         The SEC may deem the selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling shareholder has purchased the shares of common stock in the ordinary course of its business, and at the time the selling shareholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

UNDER THE EXCHANGE ACT, ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, EACH SELLING SHAREHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING SHAREHOLDER OR ANY SUCH OTHER PERSON.

                                 LEGAL OPINIONS

         Our counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the common stock offered hereby is duly and validly issued, fully paid and non-assessable.

                       WHERE YOU CAN FIND MORE INFORMATION

         GOVERNMENT FILINGS: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Rooms. Most of our filings are also available to you free of charge at the Commission's web site at http://www.sec.gov.

         STOCK MARKET: Our common stock is listed on the Nasdaq Small Cap Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         REGISTRATION STATEMENT: We have filed a registration statement under the Securities Act with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about Notify Technology Corporation and the common stock offered under this prospectus.

         INFORMATION INCORPORATED BY REFERENCE: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

         . Our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000;

         . Our Amended Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 2000;

         . Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000;

         . Our Amended Quarterly Report on Form 10-QSB/A for the quarter ended December 31, 2000;

         . Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001;

         . Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001;

         .  Our Current Report on Form 8-K filed on June 27, 2001;

         .  Our Current Report on Form 8-K filed on July 23, 2001; and

         . Our registration statement on Form 8-A filed on August 22, 1997.

         Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

         You may request free copies of these filings by writing or telephoning us at the following address:

                            Investor Relations
                            Notify Technology Corporation
                            1054 De Anza Blvd., Suite 105
                            San Jose, California 95129
                            (408) 777-7923.

                     COMMISSION POSITION ON INDEMNIFICATION

         Section 317 of the California Corporation Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to any person who is or was a director or officer in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

         Article V of our Restated Articles of Incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted under California law.

         Article VI of our Amended and Restated Bylaws provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted under California law.

         We have entered into Indemnification Agreements with our officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling Notify Technology Corporation pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

         The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by Notify Technology Corporation.

         Securities and Exchange Commission Registration Fee          $   997

         Legal Fees and Expenses                                      $15,000

         Accounting Fees and Expenses                                 $10,000

         Miscellaneous                                                $ 5,000

                                                                     =========

         TOTAL                                                        $30,997


ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         We have included in our Articles of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions as permitted by the California Corporation Code. In addition, our Bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary. Further, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the California Corporation Code. The indemnification agreements may require us, among other things, to indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         We understand that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 16 - EXHIBITS

  Exhibit
  Number
  ------

    5.1    Opinion of Wilson Sonsini Goodrich & Rosati

   23.1    Consent of Ernst & Young LLP, independent auditors

   23.2    Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)

   24.1    Power of Attorney

   ___________________________



ITEM 17 - UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Notify Technology Corporation, a corporation organized and existing under the laws of the State of California, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 18th day of October 2001.

                                        NOTIFY TECHNOLOGY CORPORATION

                                        By: /s/ Paul F. DePond
                                            ------------------------------------
                                             Paul F. DePond
                                             Chairman of the Board of Directors,
                                             President and Chief Executive
                                             Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Paul F. DePond and Gerald W. Rice, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                       TITLE                                   DATE
--------------------------------           ----------------------------------------          -------------------
/s/ Paul F. DePond                         Chairman of the Board of Directors,
--------------------------------           President and Chief Executive Officer               October 18, 2001
         Paul F. DePond                    (Principal Executive Officer)


/s/ Gerald W. Rice                         Chief Financial Officer (Principal
--------------------------------           Financial Officer and Principal Accounting          October 18, 2001
         Gerald W. Rice                    Officer)


--------------------------------           Vice President of Operations, Director
         Gaylan Larson

/s/ Michael Ballard
--------------------------------           Director                                            October 18, 2001
         Michael Ballard


--------------------------------           Director
         David Brewer

/s/ Andrew Plevin
--------------------------------           Director                                            October 18, 2001
         Andrew Plevin

/s/ Harold Blue
--------------------------------           Director                                            October 18, 2001
         Harold Blue

                                           Director
--------------------------------
         Travis Lee Provow

                                INDEX TO EXHIBITS

Exhibit
Number
---------
      5.1        Opinion of Wilson Sonsini Goodrich & Rosati

     23.1        Consent of Ernst & Young LLP, independent auditors

     23.2        Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)

     24.1        Power of Attorney

     ________________________________


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